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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


    Date of Report (Date of earliest event reported): January 25, 2002
                                                      (January 23, 2002)


                           AMBAC FINANCIAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)


       Delaware                         1-10777              13-3621676
(State of incorporation)       (Commission file number)      (I.R.S. employer
                                                             identification no.)

One State Street Plaza                                       10004
New York, New York                                           (Zip code)
(Address of principal executive offices)


                                 (212) 668-0340
              (Registrant's telephone number, including area code)


                           Index to Exhibits on Page 4



                               Page 1 of 16 Pages

Item 5.   Other Events

       On January 23, 2002, Ambac Financial Group, Inc. (the "Registrant") issued a press release containing unaudited interim financial information and accompanying discussion for the 2001 fourth quarter and full year earnings.
Exhibit 99.08 is a copy of such press release and is incorporated by reference.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

          (c)   Exhibits.

                Exhibit Number                                  Item
                --------------                                  ----

                     99.08 Unaudited interim financial statements and accompanying discussion for the three months ended December 31, 2001 and the year ended December 31, 2001 contained in the press release issued by the Registrant on January 23, 2002.

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                         SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         Ambac Financial Group, Inc.
                                         (Registrant)

Dated:   January 25, 2002           By:  /s/Frank J. Bivona
                                         ----------------------------------
                                         Frank J. Bivona
                                         Vice Chairman and
                                         Chief Financial Officer

                                INDEX TO EXHIBITS
                                -----------------

Exhibit
-------
Number                     Description of Exhibit
------                     ----------------------

 99.08 Unaudited interim financial statements and accompanying discussion for the three months ended December 31, 2001 and the year ended December 31, 2001 contained in the press release issued by the Registrant on January 23, 2002.

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                                                Ambac Financial Group, Inc.
                                                One State Street Plaza
                                                New York, NY  10004
                                                212.668.0340

                                                                    News Release

                                                           For Immediate Release

                                          Investor/Media Contact: Brian S. Moore
                                                                  (212) 208-3333
                                                                bmoore@ambac.com
                                                         Web site: www.ambac.com


[LOGO] AMBAC



                      AMBAC FINANCIAL GROUP, INC. ANNOUNCES

               FOURTH QUARTER NET INCOME OF $116.7 MILLION, UP 20%

    Fourth Quarter Operating Earnings Per Diluted Share (1) of $1.08 up 20%,
                   Core Earnings Per Diluted Share (1) Up 16%

         Fourth Quarter Adjusted Gross Premiums Written (2) Increase 67%


NEW YORK, January 23, 2002--Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced fourth quarter 2001 net income of $116.7 million or $1.07 per diluted share. This represents a 20% increase from fourth quarter 2000 net income of $97.0 million or $0.89 per diluted share.

Commenting on the results, Ambac Chairman and CEO Phillip B. Lassiter noted, "Business activity was exceptional across all sectors in the final quarter of the year. Approximately 10% of the business written resulted from transactions postponed from the third quarter in the aftermath of September 11th. Our business pipeline remains strong across the board as we enter the new year with all signals pointing to another good year."

Earnings Per Diluted Share
--------------------------

In addition to net income, Ambac presents operating earnings and core earnings, as discussed in Footnote 1. These measures are not substitutes for net income computed in accordance with accounting principles generally accepted in the United States of America (GAAP). They are useful for analysis in that they eliminate certain items, such as realized and unrealized gains and losses, the effect of refundings and calls and certain non-recurring items, to highlight the more consistent elements of earnings.

Ambac Fourth Quarter 2001 Earnings/2

For the fourth quarter of 2001, operating earnings were $117.1 million, up 20% from the $97.4 million in operating earnings for the fourth quarter of 2000. Core earnings for the fourth quarter of 2001 were $110.6 million, an increase of 16% from $95.1 million in core earnings for the fourth quarter of 2000.

The following table shows net income, operating earnings and core earnings, all per diluted share:

                                     Table I

                                              Fourth Quarter                Full Year
                                                             %                           %
                                         2001     2000    Change     2001    2000     Change
                                         ----     ----    ------     ----    ----     ------
Net income per diluted share             $1.07   $0.89     +20%      $3.97   $3.41     +16%
Operating earnings per diluted share     $1.08   $0.90     +20%     $4.00    $3.48     +15%
Core earnings per diluted share          $1.02   $0.88     +16%     $3.80    $3.37     +13%


Revenues
--------

Total revenues in the fourth quarter of 2001, excluding net gains and losses, were $197.6 million, an increase of 20% from $164.9 million in revenues for the fourth quarter of 2000.

Highlights

o Adjusted gross premiums written(2) in the fourth quarter of 2001 were $328.2 million, up 67% from $196.7 million in the fourth quarter of 2000. All three areas of business, public, structured and international finance, saw strong premium growth.

     In public finance, Ambac's insured volume, in part, reflected the large increase in new issuance of municipal bonds and higher insurance penetration. Ambac saw increases across a broad spectrum of bond kinds, including public utilities, universities, housing and health care. Structured finance growth during the quarter was led by the consumer mortgage-backed business, including one large home equity loan securitization, and was positively impacted by deals postponed from the third quarter. In international finance, deal flow was strong and included large future flow and asset-backed transactions.

A breakdown of adjusted gross premiums written by market sector is included below as Table II.



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Ambac Fourth Quarter 2001 Earnings/3



                                    Table II

                        Adjusted Gross Premiums Written *

        $-millions                Fourth Quarter                        Full Year
                                                  %                                 %
                            2001        2000    Change         2001        2000   Change
                            ----        ----    ------         ----        ----   ------
Public Finance            $125.7       $99.5     +26%        $418.0      $258.5    +62%
Structured Finance          96.4        55.5     +74%         257.3       231.8    +11%
International              106.1        41.7    +154%         299.0       220.4    +36%
                          ------      ------                 ------      ------
           Total          $328.2      $196.7     +67%        $974.3      $710.7    +37%

* The definition of adjusted gross premiums was revised in 2001 and the prior period has been restated. See Note 2.

o Net premiums written in the fourth quarter of 2001 of $160.9 million were 28% higher than net premiums written of $125.8 million in the same period of 2000. Gross premiums written for the fourth quarter of 2001 were offset by $23.2 million in ceded premiums. In the fourth quarter of 2000, ceded premiums were $18.3 million.

     Net premiums written for full year 2001 of $587.8 million were 46% higher than net premiums written of $402.3 million in the same period of 2000.

o Net premiums earned and other credit enhancement fees for the fourth quarter of 2001 were $108.3 million, which represented a 29% increase from the $84.0 million earned in the fourth quarter of 2000. Net premiums earned increased for all market segments. Public finance earned premium growth resulted from increased activity in that market over the past year, particularly from municipal obligations that employed structured finance techniques. Earned premium growth for structured finance accelerated from the third quarter 2001, primarily due to the high volume of mortgage-backed insured transactions during the fourth quarter. The growth was partially offset by high levels of pay-downs of previously insured transactions. International net earned premium and other credit enhancement fee growth also accelerated during the quarter, primarily as a result of strong activity in the UK, Japan, Australia and the structured credit derivative markets.

     Net premiums earned include accelerated premiums, which result from refundings and calls recognized during the quarter. Accelerated premiums were $11.4 million in the fourth quarter of 2001 (which had a net income per diluted share effect of $0.06), up 185% from $4.0 million ($0.02 per diluted share) in accelerated premiums in the fourth quarter of 2000. This increase is largely due to the low interest rate environment in the public finance sector.

     Net premiums earned and other credit enhancement fees for the full year 2001 were $400.4 million, which represented a 24% increase from the $323.4 million earned in the full year 2000. Accelerated premiums were $38.6 million for the full year 2001 (which had a net


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Ambac Fourth Quarter 2001 Earnings/4


     income per diluted share effect of $0.20), up 74% from $22.2 million ($0.12 per diluted share) in accelerated premiums for the full year 2000.

A breakdown of normal net premiums earned and other credit enhancement fees by market sector is included below as Table III. Normal net premiums earned exclude accelerated premiums that result from refundings and calls.


                                    Table III
              Net Premiums Earned and Other Credit Enhancement Fees

             $-millions                             Fourth Quarter                        Full Year
                                                                 %                                %
                                         2001      2000     Change       2001       2000     Change
                                         ----      ----     ------       ----       ----     ------
Public Finance                         $ 38.9     $34.4       +13%     $149.1     $135.6       +10%

Structured Finance                       34.2      29.0       +18%      128.7      105.9       +22%

International                            23.8      16.6       +43%       84.0       59.7       +41%
                                         ----      ----                  ----       ----

Total Normal Premiums/Fees             $ 96.9     $80.0       +21%     $361.8     $301.2       +20%

Accelerated Premiums                     11.4       4.0      +185%       38.6       22.2       +74%
                                       ------     -----                ------     ------

Total                                  $108.3     $84.0       +29%     $400.4     $323.4       +24%



o Net investment income for the fourth quarter of 2001 was $71.0 million, representing an increase of 12% from $63.4 million in the comparable period of 2000. This increase was due primarily to the growth in the investment portfolio from ongoing operations, partially offset by a lower reinvestment rate stemming from the current interest rate environment. Investment income was also positively impacted by the proceeds from Ambac's $200 million debt offering in October 2001.

     Net investment income for the full year 2001 was $267.8 million, representing an increase of 11% from $241.0 million in the comparable period of 2000.

o Financial services revenues, excluding gains and losses, were $15.8 million in the fourth quarter of 2001, down 3% from the $16.3 million in revenues for the fourth quarter of 2000. Financial services revenues include revenues from swaps, investment agreements and money management. Investment agreement and money management revenues were relatively flat during the quarter. Though swap revenues were strong during the quarter, comparisons to the fourth quarter of 2000 were difficult due to the high swap volume in that quarter.

     Financial services revenues, excluding gains and losses, were $52.2 million for the full year 2001, down 17% from the $62.7 million in revenues for the full year 2000.




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


Ambac Fourth Quarter 2001 Earnings/5

Expenses
--------

Highlights

o Financial guarantee expenses of $22.8 million for the fourth quarter of 2001 increased by 21% over the $18.9 million of expenses for the same quarter of 2000. This increase was due to higher compensation costs and increased loss and loss adjustment expenses. In addition, the amortization of deferred costs increased due to the increase in refunding activity.

     Financial guarantee expenses of $88.0 million for the full year 2001 increased by 25% over the $70.2 million of expenses for the same period of 2000.

o Financial services expenses for the fourth quarter of 2001 of $5.2 million declined by 16% from $6.2 million in expenses for the fourth quarter of 2000.

     Financial services expenses for the full year 2001 of $21.8 million decreased by 12% from $24.8 million in expenses for the full year 2000.

Other Items
-----------

o Total net losses for the fourth quarter of 2001 were $0.5 million. A realized gain on investment securities of $0.1 million was offset by a mark-to-market loss on credit derivatives of $0.6 million. For the fourth quarter of 2000 net losses were $0.6 million. A net realized gain on investment securities of $1.6 million was offset by a mark-to-market loss on credit derivatives of $2.2 million.

     Total net losses for the full year 2001 were $5.1 million. This includes a realized loss on investment securities of $1.5 million and a mark-to-market loss on credit derivatives of $3.6 million. For the full year 2000 net losses were $12.5 million. This includes a net realized loss on investment securities of $8.4 million and a mark-to-market loss on credit derivatives of $4.1 million.

o Interest expense for the fourth quarter of 2001 was $12.1 million, up 30% from $9.3 million for the fourth quarter of 2000. The increase is attributable to Ambac's issuance of $200 million in 50-year debentures in October 2001.

Balance Sheet
-------------

Highlights

o Total assets as of December 31, 2001 were $12.27 billion, up 21% from total assets of $10.12 billion at December 31, 2000. This increase was due primarily to cash generated from

Ambac Fourth Quarter 2001 Earnings/6



     business written during the period, higher volume in the guaranteed investment contract business, as well as Ambac's $200 million debt offering in October 2001. As of December 31, 2001, stockholders' equity was $2.98 billion, a 15% increase from year-end 2000 stockholders' equity of $2.60 billion. The increase stemmed primarily from net income during the period.

Cash Dividend Declared
----------------------

At its January 2002 Board meeting, the Board of Directors of Ambac Financial Group Inc. approved the regular quarterly cash dividend of $0.09 per share of common stock. The dividend is payable on March 6, 2002 to stockholders of record on February 11, 2002.

2002 Operating Earnings Guidance
--------------------------------

Ambac management currently anticipates operating earnings per diluted share for 2002 of $4.49-$4.59. For the definition of operating earnings, please refer to Footnote 1.

Forward-Looking Statements
--------------------------

This release, in particular the Chairman's remarks and the section titled "2002 Operating Earnings Guidance", contains statements about our future results that may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; and (7) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved.

                               *******************

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac's principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

                              ********************


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Ambac Fourth Quarter 2001 Earnings/7

Footnotes
---------

(1) Core earnings and operating earnings are not substitutes for net income computed in accordance with accounting principles generally accepted in the United States of America (GAAP), but are important measures used by management, equity analysts and investors to measure Ambac's financial results. The Company defines operating earnings as net income, less the effect of realized and unrealized gains and losses and certain non-recurring items. Core earnings, which Ambac reports as analytical data, is defined as operating earnings less net insurance premiums earned from refundings and calls. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.

(2) Adjusted gross premiums written, which is not promulgated under GAAP, is used by management, equity analysts and investors to measure Ambac's financial results. Adjusted gross premiums written, which Ambac reports as analytical data, are defined as gross (direct and assumed) up-front premiums written plus the present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period. Previously, adjusted gross premiums written was net of premiums related to international deals that were ceded to MBIA Insurance Corporation pursuant to a joint venture that ceased during 2000. Prior period amounts have been restated. The definition of adjusted gross premiums written used by Ambac may differ from definitions of adjusted gross premiums written used by other public holding companies of financial guarantors.



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